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                                                                  Exhibit (c)(3)


                                OPTION AGREEMENT

         OPTION AGREEMENT, dated as of March 8, 1998 (this "Agreement"), among ASK asa, a corporation organized under the laws of the Kingdom of Norway ("Parent"), BD Acquisition Corp., a Delaware corporation ("Sub") and an indirect wholly owned subsidiary of Parent, and Proxima Corporation, a Delaware corporation (the "Company").

         WHEREAS, Parent, Sub and the Company, concurrently with the execution and delivery of this Agreement, have entered into an Agreement and Plan of Merger dated as of the date hereof (the "Merger Agreement"), providing for, among other things, the merger of Sub with and into the Company (the "Merger"); and

         WHEREAS, as a condition to the willingness of Parent and Sub to enter into the Merger Agreement, Parent and Sub have required that the Company agree, and in order to induce Parent and Sub to enter into the Merger Agreement the Company has agreed, to grant Sub the Option (as hereinafter defined) upon the terms and subject to the conditions of this Agreement.

         NOW THEREFORE, in consideration of the foregoing and the mutual covenants and agreements contained herein, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

                                    ARTICLE I
                                   DEFINITIONS

         Capitalized terms that are not defined in this Agreement shall have the respective meanings set forth in the Merger Agreement.

                                   ARTICLE II
                                   THE OPTION

         SECTION 2.1 GRANT OF OPTION. The Company hereby grants to Sub an irrevocable option (the "Option") to purchase 1,427,914 newly-issued shares (representing 19.9% of the aggregate outstanding shares) (the "Shares") of common stock, par value $.001 per share ("Company Common Stock"), of the Company at a purchase price per share of $11.00 (the "Exercise Price"), in the manner set forth in Sections 2.2 and 2.3 of this Agreement. The number of Shares that may be received upon the exercise of the Option and the Exercise Price are subject to adjustment as herein set forth. This Agreement shall terminate, and the Option hereby granted expire, on the earliest of (i) the Effective Time,
(ii) the termination of the
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Merger Agreement pursuant to Section 9.01(a), 9.01(b), 9.01(c)(B) or 9.01(c)(C)
(other than a termination pursuant to Section 9.01(c)(C) made after an Acquisition Proposal is made or an intent to make an Acquisition Proposal is publicly announced), 9.01(d) or 9.01(f) thereof and (iii) to the extent that no Option Notice (as defined below) has theretofore been given by Sub, three months after any other termination of the Merger Agreement.

         SECTION 2.2 EXERCISE OF OPTION. (a) At any time or from time to time prior to the expiration of the Option granted hereunder in accordance with the terms of this Agreement, Sub (or its designee) may exercise the Option, in whole or in part, if on or after the date hereof:

         (i) any corporation, partnership, individual, trust, unincorporated association, or other entity or "person" (as defined in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")) other than Parent, the Company or any of their respective "affiliates" (as defined in the Exchange Act) shall have solicited "proxies" in a "solicitation" subject to the proxy rules under the Exchange Act, executed any written consent or become a "participant" in any "solicitation" (as such terms are defined in Regulation 14A under the Exchange Act), in each case with respect to the Company Common Stock;

         (ii) the Company shall have received an Acquisition Proposal; or

         (iii) any of the events described in Section 9.01(c) or (e) of the Merger Agreement shall have occurred, unless a termination fee would not be paid or payable if the Merger Agreement were terminated as a result of such event (but without the necessity of Parent having terminated the Merger Agreement).

         (b) In the event that Sub wishes to exercise all or any part of the Option, Sub shall give written notice (the "Option Notice," with the date of the Option Notice being hereinafter called the "Notice Date") to the Company specifying the number of Shares it will purchase and a place and date (not later than 30 business days from the Notice Date) for closing such purchase (a "Closing"). Sub's obligation to purchase Shares upon any exercise of the Option is subject (at its election) to the conditions that (i) no preliminary or permanent injunction or other order against the purchase, issuance or delivery of the Shares shall have been issued by any federal, state or foreign court of competent jurisdiction (and no action or proceeding shall have been commenced or threatened for purposes of obtaining such an injunction or order); (ii) any applicable waiting period under the HSR Act shall have expired or been terminated; and (iii) there shall have been no material breach of the representations, warranties, covenants or agreements of the Company contained in this Agreement or the Merger Agreement; provided, however, that any failure by Sub to purchase Shares upon exercise of the Option at any Closing as a result of the nonsatisfaction of any of such conditions shall not affect or prejudice Parent's right to purchase such Shares upon the subsequent satisfaction of such conditions. Upon request by Sub, the Company will promptly take all action required to effect all necessary filings by the Company under the HSR Act.


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         (c) Notwithstanding anything to the contrary in this Agreement, if prior to the expiration of the Option granted hereby any of the events described in Section 2.2(a) of this Agreement shall have occurred, then Sub (or its designee) shall have the right, in lieu of exercising the Option, at any time thereafter (for so long as the Option is exercisable under this Agreement) to request in writing that the Company pay, and promptly (but in any event not more than five business days) after the giving by Sub (or its designee) of such request, the Company shall pay to Sub (or its designee), in cancellation of the Option, an amount in cash equal to (i) the excess over the Exercise Price of the greater of (A) the last sale price of a share of Company Common Stock as reported on the Nasdaq National Market (or any national or other exchange on which the Company Common Stock may be traded) on the last trading day prior to the Notice Date, or (B) (1) the highest price per share of Company Common Stock offered to be paid or paid pursuant to or in connection with an Acquisition Proposal that involves the Company Common Stock and that has not been terminated or withdrawn prior to the Notice Date or (2) the aggregate consideration offered to be paid or paid in an Acquisition Proposal that involves the assets of the Company and that has not been terminated or withdrawn prior to the Notice Date, divided by the number of shares of Company Common Stock then outstanding, multiplied by (ii) the number of Shares then covered by the Option. If all or a portion of the price per share of Company Common Stock offered, paid or payable or the aggregate consideration offered, paid or payable for the assets of the Company, each as contemplated by the preceding sentence, consists of non-cash consideration, such price or aggregate consideration shall be the cash consideration, if any, plus the fair market value of the non-cash consideration as determined by the investment bankers of Sub (or its designee) and the investment bankers of the Company.

         SECTION 2.3 PURCHASE OF SHARES. At any Closing, which shall be held at the offices of Rogers & Wells LLP, New York, New York, (i) the Company will deliver to Sub the certificate or certificates representing the number of Shares being purchased in proper form for transfer upon exercise of the Option in the denominations designated by Sub in the Option Notice, and, if the Option has been exercised in part, a new Option evidencing the rights of Sub to purchase the balance of the Shares subject thereto, and (ii) Sub shall pay the aggregate purchase price for the Shares to be purchased by wire transfer of immediately available funds to an account designated by the Company two business days prior to the Closing in the amount of the Exercise Price times the number of Shares to be purchased.

         SECTION 2.4 ADJUSTMENTS UPON SHARE ISSUANCES, CHANGES IN CAPITALIZATION, ETC. (a) Without in any way affecting the Company's obligations under the Merger Agreement, in the event of any change in Company Common Stock or in the number of outstanding shares of Company Common Stock by reason of a stock dividend, split-up, recapitalization, combination, exchange of shares or similar transaction or any other change in the corporate or capital structure of the Company (including, without limitation, the declaration or payment of an extraordinary dividend of cash, securities or other property), the type and number of the Shares to be issued by the Company upon exercise of the Option shall be adjusted appropriately, and proper provision shall be made in the agreements governing such transaction, so that Sub shall receive upon exercise of the Option the number and class of shares or other securities or property that Sub would have received in respect to the Shares if the Option had been exercised immediately prior to such event, or the record date therefor, as applicable, and


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Sub had elected to the fullest extent it would have been permitted to elect, to receive such securities, cash or other property in respect of such Shares.

         (b) Without in any way affecting the Company's obligations under the Merger Agreement, in the event that the Company shall enter into an agreement
(i) to consolidate with or merge into any person, other than Parent or one of its subsidiaries, and shall not be the continuing or surviving corporation of such consolidation or merger, (ii) to permit any person, other than Parent or one of its subsidiaries, to merge into the Company and the Company shall be the continuing or surviving corporation, but, in connection with such merger, the then outstanding shares of Company Common Stock shall be changed into or exchanged for stock or other securities of the Company or any other person or cash or any other property, or then outstanding shares of Company Common Stock shall after such merger represent less than 50% of the outstanding shares and share equivalents of the surviving corporation or (iii) to sell or otherwise transfer all or substantially all of its assets to any person, other than Parent or one of its subsidiaries, then, and in each such case, proper provision shall be made in the agreements governing such transaction so that Sub shall receive upon exercise of the Option the number and class of shares or other securities or property that Sub would have received in respect of the Shares if the Option had been exercised immediately prior to such transaction, or the record date therefor, as applicable, and Sub had elected to the fullest extent it would have been permitted to elect, to receive such securities, cash or other property in respect of such Shares.

         (c) Notwithstanding anything to the contrary in this Agreement and without in any way affecting the Company's obligations under the Merger Agreement, in the event that any additional shares of Company Common Stock are issued after the date of this Agreement (other than pursuant to clause (a) of this Section 2.4), the number of Shares issuable upon exercise of the Option shall be automatically adjusted so that, after such issuance, such number equals 19.9% of the aggregate number of shares of Company Common Stock then issued and outstanding (without considering any shares of Company Common Stock subject to or issued pursuant to the Option).

         (d) The rights of Sub under this Section 2.4 shall be in addition to, and shall in no way limit, Parent's or Sub's rights against the Company for any breach of the Merger Agreement.

         (e) The provisions of this Agreement shall apply with appropriate adjustments to any securities for which the Option becomes exercisable pursuant to this Section 2.4.

                                   ARTICLE III
                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

         The Company hereby represents and warrants to Parent as follows:

         SECTION 3.1 AUTHORITY RELATIVE TO THIS AGREEMENT. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. The Company has full corporate power and authority to execute and


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deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution, delivery and the consummation by the Company of the transactions contemplated by this Agreement have been duly and validly authorized by the Board of Directors of the Company, and no other corporate proceedings on the part of the Company are necessary to authorize the execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the transactions contemplated by this Agreement. This Agreement has been duly and validly executed and delivered by the Company and constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors' rights generally and by general equitable principles (regardless of whether such enforceability is considered in a proceeding in equity or at law).

         SECTION 3.2 NO CONFLICT; REQUIRED FILINGS AND CONSENTS. The execution and delivery of this Agreement by the Company do not, and the performance of this Agreement by the Company will not, (i) conflict with, result in a violation or breach of, constitute (with or without notice or lapse of time or both) a default under, result in or give to any person any right of payment or reimbursement, termination, cancellation, modification or acceleration of, or result in the creation or imposition of any Lien upon any of the assets or properties of the Company under, any of the terms, conditions or provisions of
(A) the certificate or articles of incorporation of bylaws (or other comparable charter documents) of the Company, (B) subject to the taking of the actions described in clause (ii) of this Section, (x) any Law or Order of any Governmental or Regulatory Authority, applicable to the Company or any of its assets or properties, or (y) any note, bond, mortgage, security agreement, indenture, license, franchise, permit, concession, contract, lease or other instrument, obligation or agreement of any kind to which the Company is a party or by which the Company or any of its assets or properties is bound, and (ii) except for applicable requirements of the HSR Act, the Exchange Act and the Securities Act of 1933, as amended (the "Securities Act"), require any filing by the Company with, or any permit, authorization, consent or approval of, any Governmental or Regulatory Authority or any third party.

         SECTION 3.3 OPTION SHARES. The Company has taken all necessary corporate action to authorize and reserve for issuance upon exercise of the Option a total of 1,427,914 shares of Company Common Stock (together with any additional shares of Company Common Stock that would be issuable as a result of any adjustments required under Section 2.4 of this Agreement), and such shares of Company Common Stock, when issued and delivered by the Company to Parent upon exercise of the Option, will be duly authorized, validly issued, fully paid and nonassessable, and will be free and clear of any security interests, liens, claims, pledges, charges or encumbrances of any kind whatsoever and not subject to any preemptive rights.

                                   ARTICLE IV
                REPRESENTATIONS AND WARRANTIES OF PARENT AND SUB

         Parent and Sub hereby represent and warrant to the Company as follows:


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         SECTION 4.1 AUTHORITY RELATIVE TO THIS AGREEMENT. Each of Parent and
Sub is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation. Each of Parent and Sub has full corporate power and authority to enter into this Agreement and to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement by each of Parent and Sub and the consummation by each of Parent and Sub of the transactions contemplated hereby have been duly and validly authorized by its Board of Directors, and no other corporate proceeding on the part of Parent or Sub is necessary to authorize the execution, delivery and performance of this Agreement by Parent or Sub or for Parent or Sub to consummate such transactions. This Agreement has been duly and validly executed and delivered by each of Parent and Sub and constitutes a legal, valid and binding obligation of Parent and Sub, enforceable against Parent and Sub in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors' rights generally and by general equitable principles (regardless of whether such enforceability is considered in a proceeding in equity or at law).

         SECTION 4.2 NO CONFLICT, REQUIRED FILING AND CONSENTS. The execution and delivery of this Agreement by Parent and Sub do not, and the performance of this Agreement by Parent and Sub will not, (i) conflict with, result in a violation or breach of, constitute (with or without notice or lapse of time or both) a default under, result in or give to any person any right of payment or reimbursement, termination, cancellation, modification or acceleration of, or result in the creation or imposition of any Lien upon any of the assets or properties of Parent or Sub under, any of the terms, conditions or provisions of
(A) the certificate or articles of incorporation of bylaws (or other comparable charter documents) of Parent or Sub, (B) subject to the taking of the actions described in clause (ii) of this Section, (x) any Law or Order of any Governmental or Regulatory Authority applicable to Parent or Sub or any of their respective assets or properties, or (y) any Contract to which Parent or Sub is a party or by which Parent or Sub or any of their respective assets or properties is bound, or (ii) except for applicable requirements of the HSR Act, the Exchange Act, and the Securities Act, require any filing by Parent with, or any permit, authorization, consent or approval of, any Governmental or Regulatory Authority or any third party.

         SECTION 4.3 INVESTMENT INTENT. The purchase of the Shares pursuant to this Agreement is for the account of Sub for the purpose of investment and not with a view to or for sale in connection with any distribution thereof within the meaning of the Securities Act and the rules and regulations promulgated thereunder.

                                    ARTICLE V
                              ADDITIONAL AGREEMENTS

         SECTION 5.1 REGISTRATION RIGHTS; LISTING OF SHARES. (a) The Company agrees to use its reasonable best efforts to (i) effect as promptly as possible upon the request of Sub and (ii) cause to become and remain effective for a period of not less than six months (or such shorter period as may be necessary to effect the distribution of such Shares), the registration under the Securities Act and any applicable state securities laws, of all or any part


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of the Shares as may be specified in such request; provided, however, that Sub
(i) shall have the right to select the managing underwriter for any such offering after consultation with the Company, which managing underwriter shall be reasonably acceptable to the Company and (ii) shall not be entitled to more than two effective registration statements hereunder. Sub agrees to use all reasonable efforts to cause, and to cause any underwriters of any sale or other disposition to cause, any sale or other disposition pursuant to such registration statement to be effected on a widely distributed basis so that upon consummation thereof no purchaser or transferee will own beneficially more than 5% of the then outstanding voting power of the Company. Sub agrees not to sell, or cause to be sold, any Shares registered pursuant to this Section 5.1 for one period not exceeding ninety days in the aggregate if the Board of Directors of the Company shall have determined in good faith (and shall have notified Sub in writing of such determination) that such sale would result in the disclosure of nonpublic information that would materially and adversely affect the Company.

         (b) In addition to such demand registrations, if the Company proposes to effect a registration of Company Common Stock for its own account or for the account of any other stockholder of the Company, the Company will give prompt written notice to all holders of Options or Shares of its intention to do so and shall use its reasonable best efforts to include therein all Shares requested by Sub to be so included; provided, however, that if the managing underwriter of such offering advises the Company in writing that in its opinion the number of shares of Company Common Stock requested to be included in such registration exceeds the number which can be sold in such offering, the Company will, after fully including therein all shares of Company Common Stock to be sold by the Company, include the shares of Company Common Stock requested to be included therein by Sub pro rata (based on the number of shares of Company Common Stock intended to be included therein) with the shares of Company Common Stock intended to be included therein by persons other than the Company. No registration effected under this Section 5.1(b) shall relieve the Company of its obligations to effect demand registrations under Section 5.1(a) hereof.

         (c) Registrations effected under this Section 5 shall be at the Company's expense, but excluding underwriting discounts and commissions to brokers or dealers and the fees and expenses of counsel to the holder of Options or Shares; provided, however, that the Company will not be required to pay for any registration expenses with respect to any registration which is withdrawn at the request of a Holder unless the Holder agrees to forfeit its right to request one registration. In connection with each registration under this Section 5, the Company shall indemnify and hold each holder of Options or Shares participating in such offering (a "Holder"), its underwriters and each of their respective affiliates harmless against any and all losses, claims, damages, liabilities and expenses (including, without limitation, investigation expenses and fees and disbursements of counsel and accountants), joint or several, to which such Holder, its underwriters and each of their respective affiliates may become subject, under the Securities Act or otherwise, insofar as such losses, claims, damages, liabilities or expenses (or actions in respect thereof) arise out of or are based upon an untrue statement or alleged untrue statement of a material fact contained in any registration statement (including any prospectus therein), or any amendment or supplement thereto, or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, other than such losses, claims,


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damages, liabilities or expenses (or actions in respect thereof) which arise out of or are based upon an untrue statement or alleged untrue statement of a material fact contained in written information furnished by a Holder to the Company expressly for use in such registration statement.

         (d) In connection with any registration statement pursuant to this
Section 5, each Holder agrees to furnish the Company with such information concerning itself and the proposed sale or distribution as shall reasonably be required in order to ensure compliance with the requirements of the Securities Act. In addition, Sub shall indemnify and hold the Company, its underwriters and each of their respective affiliates harmless against any and all losses, claims, damages, liabilities and expenses (including without limitation investigation expenses and fees and disbursements of counsel and accountants), joint or several, to which the Company, its underwriters and each of their respective affiliates may become subject under the Securities Act or otherwise, insofar as such losses, claims, damages, liabilities or expenses (or actions in respect thereof) arise out of or are based upon an untrue statement or alleged untrue statement of a material fact contained in written information furnished by any Holder to the Company expressly for use in such registration statement.

         (e) Upon the issuance of Shares hereunder, the Company will use its reasonable best efforts promptly to cause the Shares to be approved for quotation on Nasdaq or on such national or other exchange on which the shares of Company Common Stock are at the time listed.

         SECTION 5.2 LIMITATION ON PROFIT. (a) Notwithstanding any other provision of this Agreement to the contrary, in no event shall Sub's (or its designee's) Total Profit (as hereinafter defined) exceed $4,500,000 and, if it otherwise would exceed such amount, Sub (or its designee), at its sole election, shall either (a) reduce the number of shares of Company Common Stock subject to the Option, (b) deliver to the Company for cancellation Shares previously purchased by Sub (or its designee), (c) pay cash to the Company or (d) take any actions described in any one or more of the preceding clauses (a), (b) and (c), so that Sub's (or its designee's) Total Profit shall not exceed $4,500,000 after taking into account the foregoing actions.

         (b) As used herein, the term "Total Profit" shall mean (i) except in the case of the cancellation of the Option pursuant to Section 2.2(c), the sum of (A) (x) the aggregate net cash amounts (before taxes) received by Sub (or its designee) pursuant to the sale of Shares (or any other securities into which such Shares are converted or exchanged) to any unaffiliated party, less (y) Sub's (or its designee's) purchase price of such Shares and (B) the aggregate amount of termination fees paid under Section 9.02(b) of the Merger Agreement or
(ii) in the case of the cancellation of the Option pursuant to Section 2.2(c), the sum of (A) the net cash amount (before taxes) received by Sub (or its designee) pursuant to Section 2.2(c) and (B) the aggregate amount of termination fees paid under Section 9.02(b) of the Merger Agreement.

         SECTION 5.3 TRANSFER OF SHARES; RESTRICTIVE LEGEND. Sub agrees not to transfer or otherwise dispose of the Shares issuable upon exercise of the Option, or any interest therein, without first providing to the Company an opinion of counsel for Sub,


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reasonably satisfactory in form and substance to counsel for the Company, to the effect that such transfer or disposition will not violate the Securities Act or any applicable state law governing the offer and sale of securities, and the rules and regulations thereunder. Sub further agrees to the placement on the certificate(s) representing the Shares issuable upon exercise of the Option of the following legend:

         "THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER EITHER (i) THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT"), OR
         (ii) ANY APPLICABLE STATE LAW GOVERNING THE OFFER AND SALE OF SECURITIES. NO TRANSFER OR OTHER DISPOSITION OF THESE SHARES, OR OF ANY INTEREST THEREIN, MAY BE MADE EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT AND SUCH OTHER STATE LAWS OR PURSUANT TO EXEMPTIONS FROM REGISTRATION UNDER THE ACT, SUCH OTHER STATE LAWS, AND THE RULES AND REGULATIONS PROMULGATED THEREUNDER.";

provided, however, that upon provision to the Company of any opinion of counsel for Sub, reasonably satisfactory in form and substance to counsel for the Company, to the effect that such legend is no longer required under the provisions of the Securities Act or applicable state securities laws, the Company shall promptly cause new unlegended certificates representing such Shares to be issued to Sub against surrender of such legended certificates.

         SECTION 5.4 BEST EFFORTS. Subject to the terms and conditions of this Agreement, Parent, Sub and the Company shall each use its best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement. Each party shall promptly consult with the other and provide any necessary information and material with respect to all filings made by such party with any Governmental or Regulatory Authority in connection with this Agreement or the transactions contemplated hereby.

         SECTION 5.5 FURTHER ASSURANCES. The Company shall perform such further acts and execute such further documents and instruments as may reasonably be required to vest in Sub the power to carry out the provisions of this Agreement. If Sub shall exercise the Option, or any portion thereof, in accordance with the terms of this Agreement, the Company shall, without additional consideration, execute and deliver all such further documents and instruments and take all such further action as Sub may reasonably request for the purpose of effectively carrying out the transactions contemplated by this Agreement.

         SECTION 5.6 SURVIVAL. All of the representations, warranties and covenants contained herein shall survive a Closing and shall be deemed to have been made as of the date hereof and as of the date of each Closing.


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                                   ARTICLE VI
                                  MISCELLANEOUS

         SECTION 6.1 SPECIFIC PERFORMANCE; JURISDICTION. The parties hereto agree that if any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached, irreparable damage would occur, no adequate remedy at law would exist and damages would be difficult to determine, and that the parties shall be entitled to specific performance of the terms hereof, without any requirement for securing or posting any bond, in addition to any other remedy at law or equity.

         SECTION 6.2 ENTIRE AGREEMENT. This Agreement constitutes the entire agreement of the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and understandings, both written and oral, between the parties, or any of them, with respect to the subject matter hereof.

         SECTION 6.3 AMENDMENT; ASSIGNMENT. This Agreement may not be amended except by an instrument in writing signed by the parties hereto and specifically referencing this Agreement. No party to this Agreement may assign any of its rights or obligations under this Agreement without the prior written consent of the other party hereto, and any such purported assignment shall be null and void. Notwithstanding the foregoing, the rights and obligations of Parent or Sub hereunder may, without the prior written consent of the Company, be assigned by Parent or Sub to any of its direct or indirect wholly owned Subsidiaries.

         SECTION 6.4 SEVERABILITY. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provisions hereof shall not affect the validity and enforceability of the other provisions hereof. If any provision of this Agreement, or the application thereof to any person or entity or any circumstances, is invalid or unenforceable, (i) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid and unenforceable provision and (ii) the remainder of this Agreement and the application of such provision to other persons, entities or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

         SECTION 6.5 GOVERNING LAW. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware without giving effect to the provisions thereof relating to conflicts of law.

         SECTION 6.6 COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but each of which together shall constitute one and the same document.

         SECTION 6.7 NOTICES. All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be given in the manner and to the parties at the addresses specified in Section 10.02 of the Merger Agreement.


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         SECTION 6.8 BINDING EFFECT. This Agreement shall be binding upon, inure to the benefit of, and be enforceable by the permitted successors and assigns of the parties hereto. Nothing expressed or referred to in this Agreement is intended or shall be construed to give any person other than the parties to this Agreement, or their respective permitted successors or assigns, any legal or equitable right, remedy or claim under or in respect of this Agreement or any provision contained herein.

         SECTION 6.9 SURVIVAL. All of the representations, warranties and covenants contained herein shall survive a Closing and shall be deemed to have been made as of the date hereof and as of the date of each Closing.

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         IN WITNESS WHEREOF, each of the Company and Parent have caused this
Agreement to be executed on its behalf by its officers thereunto duly authorized, all as of the date first above written.

                                             PROXIMA CORPORATION

                                             By: /s/ K.E. Olson
                                                 -------------------------------
                                                 Name: K.E. Olson
                                                 Title: CEO



                                             ASK ASA

                                             By: /s/ Einar J. Greve
                                                 -------------------------------
                                                 Name: Einar J. Greve
                                                 Title: Director



                                             BD ACQUISITION CORP.

                                             By: /s/ Einar J. Greve
                                                 -------------------------------
                                                 Name: Einar J. Greve
                                                 Title: Director


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